Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
7.00%
FIXED-RATE RESET NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES E
OF
HEARTLAND FINANCIAL USA, INC.

Heartland Financial USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The Pricing Committee of the Board of Directors of the Corporation (the “Pricing Committee”), duly authorized by the Board of Directors of the Corporation (the “Board”) by resolutions of the Board duly adopted on July 22, 2019 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Certificate of Incorporation, the Corporation’s Bylaws, and applicable law, adopted the following resolution on June 19, 2020, creating a series of Preferred Stock of up to 11,500 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E” (“Series E Preferred Stock”):

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, applicable law, and the authority granted to and vested in the Pricing Committee by the Board Resolutions, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

1.   Definitions. The following terms used herein shall be defined as set forth below:

 “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

 “Calculation Agent” means Dubuque Bank and Trust Company and its successors and assigns, including any successor calculation agent with respect to shares of Series E Preferred Stock duly appointed by the Corporation.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Common Stock” means any and all shares of common stock of the Corporation, par value $1.00 per share.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means July 15, 2025.

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(a)      The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend Determination Date, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion; and

(b)      If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in clauses (a) and (b) above, the dividend rate for such dividend period shall be the same as the dividend rate determined for the immediately preceding dividend period.

 “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series E Preferred Stock.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

2.   Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E” (hereinafter called “Series E Preferred Stock”); the authorized number of shares that shall constitute such series shall be 11,500 shares, $1.00 par value per share; and such shares shall have a liquidation preference of $10,000 per share. The number of shares constituting the Series E Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation (as then in effect), less all shares at the time authorized of Series A Junior Subordinated Preferred Stock or unredeemed shares of any other series of Preferred Stock, or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series E Preferred Stock then outstanding. Shares of Series E Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series E Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

3.   Ranking. The shares of Series E Preferred Stock shall rank:

(a)      senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series E Preferred Stock or senior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be, including but not limited to, the Series A Junior Participating Preferred Stock (collectively, “Series E Junior Securities”);

(b)      on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series E Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series E Parity Securities”); and

(c)       junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series E Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series E Junior Securities and Series E Parity Securities from time to time without the consent of the holders of the Series E Preferred Stock.

4.   Dividends.

(a)      Holders of Series E Preferred Stock will be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series E Preferred Stock of $10,000 per share. Dividends on each share of Series E Preferred Stock shall accrue at a rate equal to (i) 7.00% per annum on the liquidation preference of $10,000 per share from the original issue date to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 6.675% on the liquidation preference of $10,000 per share. In the event the Corporation issues additional shares of the Series E Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)      If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series E Preferred Stock quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, beginning on October 15, 2020 (each such day a “Dividend Payment Date”) based on a liquidation preference of $10,000 per share. In the event that any Dividend Payment Date falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

(c)      Dividends will be payable to holders of record of Series E Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d)      A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include the original issue date of Series E Preferred Stock and continue to, but excluding, the next Dividend Payment Date. Dividends payable on Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series E Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series E Preferred Stock called for redemption.

 (e)     Dividends on the Series E Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series E Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series E Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Dividend Period with respect to the Series E Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f)       Notwithstanding any other provision hereof, dividends on the Series E Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g)      So long as any share of Series E Preferred Stock remains outstanding:

(1)   no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series E Junior Securities, other than (i) a dividend payable solely in Series E Junior Securities or (ii) any dividend or distribution in connection with the existing stockholders’ rights plan or the implementation of any future stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

(2)   no shares of Series E Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series E Junior Securities for or into other Series E Junior Securities, (ii) the exchange or conversion of one share of Series E Junior Securities for or into another share of Series E Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series E Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series E Junior Securities pursuant to a contractually binding requirement to buy Series E Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series E Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)   no shares of Series E Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such Series E Parity Securities, if any, (ii) as a result of a reclassification of Series E Parity Securities for or into other Series E Parity Securities, (iii) the exchange or conversion of one share of Series E Parity Securities for or into another share of Series E Parity Securities or Series E Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Parity Securities, (v) purchases of shares of Series E Parity Securities pursuant to a contractually binding requirement to buy Series E Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series E Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h)      Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series E Preferred Stock and any Series E Parity Securities, all dividends declared upon shares of Series E Preferred Stock and any Series E Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series E Preferred Stock and all Series E Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Series E Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Series E Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series E Parity Securities and the Series E Preferred Stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Series E Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Series E Parity Securities, or shall treat such Dividend Period(s) and dividend period(s) with respect to any Series E Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series E Preferred Stock and such Series E Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series E Parity Securities means such dividend periods as are provided for in the terms of such Series E Parity Securities.

(i)       Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series E Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock shall not be entitled to participate in any such dividend.

5.   Liquidation.

(a)      Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series E Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series E Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series E Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series E Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)      In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series E Preferred Stock and all holders of any Series E Parity Securities, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Series E Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Series E Preferred Stock or any Series E Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series E Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series E Preferred Stock and any Series E Parity Securities, the holders of the Corporation’s Series E Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)      For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

6.   Redemption.

(a)      Series E Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series E Preferred Stock is not redeemable prior to the First Reset Date. Shares of Series E Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, on any Reset Date on or after the First Reset Date, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption. In the event the applicable Reset Date that is the redemption date is not a Business Day, the redemption price shall be paid on the next Business Day without any adjustment to the amount of the redemption price. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), including prior to the First Reset Date, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series E Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series E Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, clarification of, or change in (including any announced prospective change in), the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series E Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series E Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series E Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series E Preferred Stock is outstanding.

(b)      If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series E Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series E Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series E Preferred Stock; such shares of Series E Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c)      In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot, or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series E Preferred Stock is listed.

7.   Voting Rights.

(a)      Except as provided below and as determined by the Board or a duly authorized committee of the Board or as expressly required by law, the holders of shares of Series E Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)      So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series E Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1)   authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2)   amend, alter, or repeal the provisions of the Certificate of Incorporation (including this Certificate of Designation), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series E Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series E Junior Securities or any Series E Parity Securities, or any securities convertible into or exchangeable for Series E Junior Securities or Series E Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series E Preferred Stock; or

(3)   complete a binding share exchange or reclassification involving the Series E Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation or consolidate with or merge into any other corporation, unless, in any case, the shares of Series E Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series E Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series E Preferred Stock to effect such redemption.

(c)      If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series E Preferred Stock or any Series E Parity Securities having voting rights on parity with the voting rights provided to the Series E Preferred Stock (“Special Voting Preferred Stock”) for six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series E Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter, the “Preferred Directors” and each, a “Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series E Preferred Stock, a special meeting of the holders of Series E Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, such election of Preferred Directors shall be held at such next annual or special meeting of stockholders), followed by such election of such Preferred Directors at each subsequent annual meeting of stockholders until full dividends have been declared and paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series E Preferred Stock for four Dividend Periods after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series E Preferred Stock for at least four Dividend Periods after a Nonpayment Event, then the right of the holders of Series E Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by a majority of the outstanding shares of Series E Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series E Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d)      The rules and procedures for calling and conducting any meeting of the holders of Series E Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series E Preferred Stock is listed or traded at the time.

8.   Conversion Rights. The holders of shares of Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9.   Preemptive Rights. The holders of shares of Series E Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

10.  Certificates. Shares of the Series E Preferred Stock may be represented in the form of uncertificated or certificated shares; provided however, that any holder of Series E Preferred Stock shall be entitled to have a certificate for shares of Series E Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder.

11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series E Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series E Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. No Other Rights. The shares of Series E Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Bryan R. McKeag, its Executive Vice President and Chief Financial Officer, on June 25, 2020.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bryan R. McKeag
	Name:	Bryan R. McKeag
	Title:	Executive Vice President and Chief Financial Officer